Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - November 9, 2010
Chris Reid, Vice President and Director of Investor Relations, (713) 507-2873

Sterling Board to review shareholder proposal

HOUSTON, TX, November 9, 2010 — Sterling Bancshares, Inc. (Nasdaq: SBIB), today confirmed that TAC Capital LLC, an investment firm whose principal business is that of making equity, private equity and hedge fund investments, disclosed its intent to nominate five directors for election at the Company’s 2011 annual shareholders meeting. Sterling’s Board of Directors is evaluating the proposal.

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $5 billion, which operates 56 banking centers in the greater metropolitan areas of Houston, San Antonio, Fort Worth and Dallas, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”. For more information on Sterling Bancshares, please visit the Company’s web site at http://www.banksterling.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond the Company’s control, that could cause results to differ significantly from expectations including: adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of the allowance for credit losses; the ability to maintain or improve origination volumes; competitive influences on product pricing; the ability to integrate acquisitions and realize expected cost savings and revenue enhancements; effects of changes in interest rates on net interest margin; and changes in federal and state regulations and laws. Additional factors can be found in the Company’s 2009 Annual Report on Form 10-K which has been filed with the Securities and Exchange Commission and is available at the Securities and Exchange Commission’s web site (www.sec.gov).

This communication may be deemed a “solicitation” under the rules of the Securities and Exchange Commission in connection with Sterling Bancshares’ 2011 annual meeting of shareholders. Sterling will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2011 annual meeting of shareholders. Shareholders are strongly advised to read Sterling’s 2011 proxy statement when it becomes available because it will contain important information. Shareholders will be able to obtain copies of Sterling’s 2011 proxy statement and other documents filed by Sterling with the SEC in connection with its 2011 annual meeting of shareholders at the SEC’s website at www.sec.gov or at the Investor Relations section of Sterling’s website at www.banksterling.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the

Sterling Bancshares, Inc., News Release

November 9, 2010

solicitation of proxies from shareholders in connection with Sterling Bancshares’ 2011 annual meeting of shareholders is available on a Schedule 14A filed with the SEC on March 5, 2010, and on Forms 8-K filed with the SEC on June 25, 2010 and July 12, 2010.